China Agritech, Inc. Renews Sales Contract with China’s
Largest Fertilizer Distributor

- $9.5 Million Contract Until End of 2009 -

- Company to Further Penetrate Markets in Hainan and Jiangsu -

Beijing, October 15, 2008 - China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech" or "the Company"), a leading national-level organic compound fertilizer manufacturer and distributor in China, today announced that it has renewed a sales and distribution partnership contract with Sinochem Fertilizer Co., Ltd. (“Sinochem”). The contract’s estimated value is RMB 64.9 million ($9.5 million) and it runs until end of 2009.

Under the terms of the new contract, China Agritech will provide 1,200 tons of its premium, highly concentrated liquid organic compound fertilizer, Green Vitality, to Sinochem upon purchase orders. China Agritech will also assist in marketing initiatives such as print and TV advertisements, promotional conferences and demos at retail shops.

Sinochem is the largest fertilizer distributor in China with 17 sales subsidiaries and 1,600 sales points throughout China. China Agritech became Sinochem’s first supplier of liquid organic fertilizer in China last October, when they signed a 1,000-ton distribution contract.

"We are very pleased to renew our partnership with Sinochem for another year, with higher volume and dollar value," said Mr. Yu Chang, Chief Executive Officer of China Agritech. “In an environment of increasing prices for imported chemical fertilizer, we expect to use Sinochem’s far-reaching and deep distribution network to increase marketing and sales of our premium fertilizer in the southern and central regions of China, especially Hainan and Jiangsu provinces."

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacturing and distribution of organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com .

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Kelviz Lim Kok Siak
Investor Relations
China Agritech, Inc.
Tel: 86-10-5962-1220
Email: kelviz@chinaagritech.com

In the U.S.:
Valentine Ding
Investor Relations
Grayling Global
Tel: +1-646-284-9412
Email: vding@hfgcg.com
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